Exhibit 5.1

November 28, 2022

Digital Brands Group, Inc.

1400 Lavaca Street

Austin, TX 78701

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Digital Brands Group, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”), filed by the Company as of the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the related prospectus contained therein (the “Prospectus”). The Registration Statement relates to the offering by the Company of (i) an aggregate of $10,000,000 of registered securities of the Company, including, but not limited to, 1,677,852 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (the "Common Stock”), pre-funded warrants to purchase up to an aggregate of 1,677,852 shares of Common Stock (the “Pre-Funded Warrants”), Class B Warrants to purchase up to an aggregate of 1,677,852 shares of Common Stock (the “Class B Warrants”), and Class C Warrants to purchase up to an aggregate of 1,677,852 shares of Common Stock (the “Class C Warrants,” together with the Class B Warrants and the Pre-Funded Warrants, the “Warrants,” the shares of Common Stock underlying the Warrants, the “Warrant Shares,” and the Shares, the Warrants and the Warrant Shares, the “Securities”) directly to various investors (each, an “Investor” and, collectively, the “Investors”) through H.C. Wainwright & Co., LLC, as placement agent (the “Placement Agent”), and (ii) placement agent warrants (the “PA Warrants”) to purchase up to an aggregate of an aggregate of 1,677,852 shares of Common Stock (the “PA Warrant Shares”), pursuant to the terms of a Placement Agency Agreement (the “Placement Agency Agreement”) between the Company and the Placement Agent and a Securities Purchase Agreement (the “Purchase Agreement” and together with the Placement Agency Agreement, the “Agreements”) among the Company and the Investors.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Securities. The Securities are being issued and sold pursuant to the Registration Statement.

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, the Agreement and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

695 Town Center Drive 14th Floor, Costa Mesa, California 92626 Telephone: 714.371.2500 Fax: 714.317.2550

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Digital Brands Group, Inc.

November 28, 2022

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1. The Shares, when issued by the Company against payment therefor in the circumstances contemplated by the Prospectus, will have been duly authorized for issuance by all necessary corporate action by the Company, and will be validly issued, fully paid and non-assessable;

2. The Warrants when issued by the Company against payment therefor in the circumstances contemplated by the Prospectus, will have been duly authorized by all necessary corporate action of the Company and will constitute a valid and binding agreement of the Company enforceable against the Company in accordance with its terms; and

3. The Warrant Shares initially issuable upon exercise of the Warrants when issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the respective Warrants will have been duly authorized by all necessary corporate action of the Company, and will be validly issued, fully paid and non-assessable.

The opinions set forth above are subject to the following qualifications:

A. The opinion expressed in numbered paragraph 2 with respect to the legality, validity, binding nature and enforceability of the Warrants is subject to (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) we express no opinion as to (a) any provision for liquidated damages, monetary penalties or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (f) waivers of broadly or vaguely stated rights, (g) provisions for exclusivity, election or cumulation of rights or remedies, (h) provisions authorizing or validating conclusive or discretionary determinations, (i) proxies, powers and trusts, (j) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, and (k) the severability, if invalid, of provisions to the foregoing effect.

Digital Brands Group, Inc.

November 28, 2022

B. The foregoing opinions are limited to the General Corporate Law of the State of Delaware, and with respect to numbered paragraph 2 in connection with the issuance of the Warrants, the internal laws of the State of New York. We express no opinion herein as to any other statues, rules or regulations.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of this firm’s name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Manatt, Phelps & Phillips, LLP

Manatt, Phelps & Phillips, LLP